Employment Agreement

LETTER OF ENGAGEMENT	1
Form of Agreement	5
Employee Employment Agreement	5
Absences	5
Compassionate Leave	5
Medical Leave	5
Family Status	6
Married Status	6
Dependent Children	6
Children's Educational Assistance	6
Eligibility	6
Educational Assistance	6
Housing and Transportation	7
Remuneration	7
Currency of Payment	7
Health Care Plan	8
Insurance Plans	8
Vacation
General	9
Vacation Days Accrual	9
Vacation Salary	9
Vacation Travel Entitlement	9
Relocation	10
Temporary living expenses	10
Relocation	10
Departures	10
Business Travel & Related Expenses	11
General	11
Travel Management	11
Travel Class	11
Miscellaneous	11
Entertainment	11
Expense Reports	12
Legal Fees and Governing Law	12
Legal Fees	12
Governing Law	12
Arbitration	12
Severance Plan and Stock Options Plan	12
Employee Severance Agreement	12
Stock Option Grant	14

Form of Agreement

Employment Agreement

This Employment Agreement, is entered into by and between Caspian Services Incorporated ("Company") incorporated under the laws of the state of Nevada on July 14, 1998 and Mr. Arran Watson ("Employee"), effective the 291" of August 2008 (the "Effective Date").

WHEREAS, Company is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this. Agreement, and Employee is desirous of entering the employ of Company pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Employee agree as follows:

Absences

Compassionate Leave

Employee
In case of death of a direct relative (spouse, child, parent or a brother or sister) of the Employee, Compassionate Leave of up to seven days is granted. Remuneration continues during this leave, and travel expenses (travel class as per vacation) for the Employee to attend the funeral are reimbursed by Company.
Spouse
In case of the death of a direct relative (parent, or a brother or sister) of the Employee's spouse, travel expenses (travel class as per vacation) for the spouse to attend the funeral are reimbursed by Company.

Medical Leave

Any absence from work arising from temporary incapacity due to an accident or illness is considered as medical leave.
Under this condition, the Employee will receive:
• 100% of remuneration for a maximum period of six months from the day of interruption of work,
• 50% of remuneration for a maximum of six additional months.

In the event that employer liability insurance does not cover in full the above specified twelve month remuneration period, the Company will compensate the shortfall. After twelve months of continuous incapacity, the Company Insurance Plan, if any, becomes operative.
Successive periods of medical lease separated by less than six months and occurring within a twelve month period are added together and considered as one continuous period of incapacity.

If required and when applicable, in-country Company accommodation continues to be provided for the family.
Vacation/Break does not accrue during the absence from work.

A medical certificate is required as an evidence of the Employee's incapacity. The Company may require the Employee to have a medical examination at any time.

Family Status

The Family Status of the Employee is defined as "Single". This can be further categorized by the number of "Dependent Children", if any.
The Family Status is used in connection with policies and plans pertaining to housing, transportation, health care, educational assistance, and vacation travel.

Married Status
"Married Status" means the Employee is legally married, and the spouse and family live at the place of assignment.

Dependent Children
A "Dependent Child" is defined as one who is unmarried, unemployed, in the legal custody of the Employee, under nineteen years of age and who lives with the Employee in a customary parent-child relationship.
In other cases, such as divorce or re-marriage, the Employee is encouraged to expose his family situation to his/her Employe: Motivation Manager who will consider each case on its own merits.
In all cases, documentary evidence, such as birth certificates, legal custody agreements, proof of alimony payments, etc., are necessary for reimbursement of any expenses.

Children's Educational Assistance

Eligibility
The Company participates in schooling expenses under the following conditions:
Reimbursement applies to children in the legal custody of Employees under Married Status assigned outside their country of origin.
Reimbursement applies to Dependent Children. It covers that part of the school year following the child's third birthday and is extended until the end of the school year in which the child reaches eighteen.

Educational Assistance

Two cases are considered depending on the availability and the quality of the local schooling and the age of the child:
1: Schooling facilities available and deemed adequate by Employee at place of assignment.

The Employee's child is expected to attend these schools and the Company will reimburse 70% all tuition and registration fees. Not reimbursable are schoolbooks, school insurance, uniforms and transportation costs.

2 : Schooling facilities not available or deemed inadequate at place of assignment by Employee.

Employee is authorized to send his/her children outside the place of assignment. In that instance, he/she will be reimbursed as per below:

— fifty percent (50%) of the cost of tuition and registration fees. Not reimbursable are school insurance, uniforms, schoolbooks the indirect school expenses (room and board).

— one round-trip airfare, per calendar year, per child, at the most economic rate, between the school and the Employee's place of assignment, provided the trip is actually taken. This trip is in addition to the travel entitlement under "vacE.tion" policy.

Housing and Transportation

The Company provides an allowance to Employee to secure suitable and appropriate accommodation for the Employee and his/her immediate family. The allowance will not exceed $3,000 per month and be fully inclusive: utilities, satellite TV, domestic staff, inter alia.
The allowance will be reviewed by Company and Employee for appropriateness as and when the housing rental market or assignment location changes.

Company will provide suitable transportation for the term of employment.

Remuneration

Currency of Payment

The salary for Employee is express.:cl, and paid as below, in US dollars through a dollar transfer according to the Employee's written instructions.

Salary is US $12,000.00 (twelve thousand) per month, equating to $144,000 (one hundred and forty four thousand) per annum.

This amount is NET. The Republic of Kazakhstan (excludes any home base taxes or social payments) income and social taxes will be paid by the Company.

Employee's base salary may thereafter be increased from time to time with the approval of the Board of Directors or its delegate, as applicable. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee.

Feeding and accommodation costs whilst on work assignment outside place of assignment will be borne by the Company.

While employed by Company, Employee shall be allowed to participate, on the same basis generally as other employees of Company, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Company to all or substantially all of Company's similarly situated employees. Such benefits. plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. While employed by Company, Employee shall be eligible to receive awards under any plan provided, however, that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of such awards, if any, such decisions being solely within the discretion of the Company or its delegate, as applicable.

Health Care Plan

BUPA International or equivalent.

The Health Care Plan covers the Employees and their spouses and dependent children. The Company pays the full cost of the program.

The Plan provides comprehensive medical, dental, and vision care coverage. It encourages prevention and offers the possibility of medical evacuation and assistance services, 365 days a year, including off-duty and vacation periods. Coverage is worldwide, except USA, and there are no restrictions on the choice of doctors, laboratories, clinics, or hospitals as long as dealing with recognized medical practitioners and institutions, which are pre-approved by the health care provider.

Coverage begins on the Effective Dare of hire. Employees and their spouses and dependent children are covered under this Plan from the first day of their employment with the Company until 180 days after the day of termination or until the day they start working for another Company which ever occurs first.

Eligible dependents include spouse, dependent unmarried children up to age eighteen. There is no eligibility age limit for children who are physically or mentally incapacitated before their eighteenth birthday. The Plan or Company shall pay for a check-up a year for each insured person.

Insurance Plans

The Insurance Plan is designed to help Employees and their dependents meet the financial difficulties which could result from their permanent (partial or total) disability, total work incapacity, or death.
Where the Company does not provide a dedicated Company Insurance Plan, the Employee will have the option to subscribe to a private insurance policy to which the Company shall refund 50% of the cost of premiums of such insurance plan.

Rotational Break

Rotational Break is intended to provide Employee with the opportunity to take paid leave away from the place of assignment.

General

Management schedules Rotational Break in advance, taking into account both the Employee's wishes and work requirements.
Rotational Break starts on the first day the Employee is not available for work and ends on the day prior to returning to work.

At the close of the calendar year Company and Employee will agree whether to pay off any unused Rotational Break days or to roll over the amount of days into to following year. Payment is at the discretion of the Company.

Rotational Break Days Accrual

Rotational Break Days are accrued as follows:
2:1 whereby 2 days worked accrues 1 Rotational Break Day. Normal working week 6 days per week with Sunday considered a dead day with regard work rotation calculations.

Rotational Break Salary

Rotational Break salary is paid at the current salary rate.
In case of termination of employment, prorated Rotational Break is computed and paid in the Employee's final pay-check.

Rotational Break Travel Entitlement

The Rotational Break Travel Entitlement is intended to cover the travel costs when an Employee, his/her spouse and Dependent children travel for Rotational Break. Although the entitlement is computed on the basis of travel to tie Employee's Home Base, it may be used for travel to any destination.

Computation of Entitlement:
The allocated entitlement amount is based on the cost of standard fare economy class round trip air tickets per person from the assignment location to the home base origin (as specified in the letter of employment) of the Employee as quoted by IATA, and confirmed by the Company (location closest international airport to city of origin closest international airport). The Employee's spouse and Dependent children residing in the assigned location are included in the computation. In some cases, a Dependent Child (Children) may not be residing in the assigned location because schooling facilities are either not available or deemed inadequate at place of assignment. In these cases, the entitlement for such a child (children) will be computed as though they were residing in the assigned location.

For children, airlines quote the cosi for the aforementioned ticket as follows:
— under 2 years of age charged 10% of adult rate,
— 2-12 years of age charged 50% of adult rate — above 12 years of age charged at adult rate.

The Company will maintain the same rules as the airlines.
If a portion of the trip requires ground travel, then this will be computed as first class train fare ("single" berth), or other equivalent transport.

Reimbursable Expenses
Any travel expenses related to Rotational Break travel incurred by the Employee, his/her spouse and dependent children may be claimed up to the allocated entitlement.
Reimbursable expenses are:
— Tickets for public transport - planes, trains, buses, etc.
— Excess luggage,

Miscellaneous travel expenses such as taxis, airport taxes, or meals and single night of hotel for transit purposes are reimbursed through expense reports, provided they are justified, reasonable and actually incurred. All other expenses are not reimbursable.

Reimbursement procedure
The Employee prepares an expense report respecting the following:
—	expenses should be supported by an invoice or receipt. For public transport, only tickets must be provided.
—	expenses should be less than three months old.
—	although multiple trips may be made, no more than 2 expense reports may be submitted each year.

Resignation / Termination
In the case of resignation or termination, all outstanding travel entitlements are lost. If the Employee resigns while on Rotational Break, expenses will be reimbursed up to a one-way economy ticket from place of assignment to Home Base.

Relocation

This section applies to the Employee relocating to the assignment location.

Temporary living expenses
The Company will reimburse, upon presentation of supporting documents, temporary living expenses (rental car, food and lodging) for Employees and their families while locating and settling into adequate housing in their new assignment.

Relocation

The Company pays for the Employee, his/her spouse and Dependent children to travel to the assigned location.
The Company also pays for the shipping of personal effects to the assignment location.

Departures

Redundancy / Termination
The Company pays for the Employee, his/her spouse and Dependent children to return to the Employee's country of origin as per the rules stated in this Section under 'Vacation'. The Company also pays for the shi aping of personal effects back to the Employee's country of origin.

Lease cancellation
The Company will reimburse costs arising from the cancellation of an unexpired lease agreement on any rented accommodation at the sending location.

Business Travel & Related Expenses

This section applies to travel other than that pertaining to vacation or relocation.

General
During the Term, Company shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of their employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Employee's membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Company's applicable policies and procedures.

Travel Management
All business travel must be coordinated and approved through the Employee's direct Manager.

Travel Class
Air

International outside flights
< 8 hours Economy class (i.e. to/from Europe), unless approved for upgrade by CEO/COO
> 8 hours Economy class (i.e. Transatlantic), unless approved for upgrade by CEO/COO

Domestic flights -  Business Class

Rail
First class, and, when applicable, a single sleeping berth.

Miscellaneous

Additional travel expenses such as taxis, airport fees, hotel and meals between connecting flights are refunded by the Company provided they are actually incurred and reasonable.

Entertainment

The main purpose of entertainment is to help improve customer relations.
For reimbursement of entertainment expenses, name, Company affiliation, job title and the purpose of the business entertainment should identify the guest.

Expense Reports
All requests for the reimbursement of expenses, whatever their nature, must be made on expense reports.
The Employee prepares an expense report respecting the following:
— expenses should be supported by an invoice or receipt;
— expenses should be less than three months old
Expenses are reimbursed in US Dollars.

Legal Fees and Governing Law

Legal Fees
In the event of any dispute, each pa-ty shall bear without limitation its own legal costs unless otherwise awarded in a ruling by a competent court or tribunal.

Governing Law
This Agreement shall be governed by and construed in accordance with the laws of England, Company and Employee agree that all disputes between the parties shall be litigated only therein.

Arbitration
Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in England, or in such other location as may be agreed to by Company and Employee.

 Severance Plan and Stock Options Plan

The Deferred Benefits package consists of the following plans:
— Severance Plans
— Stock Option Plan

Employee Severance Agreement

The Employee shall be eligible for termination compensation and benefits described below terminated under the following conditions:

(a) The Employee's employment is Involuntarily Terminated or Voluntarily Terminated;

(b) A Change in Control occurs with the result that the Employee's employment is Involuntarily or Voluntarily Terminated within six (6) months following the date of the Change in Control;

(c) A Change in Control occurs with the result that the Employee's employment is Involuntarily or Voluntarily Terminated within six (6) months prior to the date of the Change in Control; or

The Employee shall not be eligible for the termination compensation and benefits described below terminated under the following conditions:

(a) The Employee's employment is Terminated for Cause

(b) The Employee Resigns, except for reasons detailed under Voluntary Termination.

Benefits Upon Termination. If the Employee becomes eligible for benefits under the above section, the Company shall pay or provide to the Employee the following compensation and benefits:

(a) Salary. The Employee will continue to receive his current salary for two (2) month period following the Employee's date of termination in the same manner as it was being paid as of the date of termination. For purposes hereof, the Employee's "current salary" shall be the highest rate in effect during the twelve-month period prior to the Employee's termination.

Termination for Cause

Cause shall mean:

(i) the Employee's material fraud, malfeasance, gross negligence, or wilful misconduct with respect to business affairs of the Company that is directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company, or

(ii) Employee's conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude.

A termination of Employee for "Cause" based on clause (1) or (ii) of the preceding sentences shall take effect thirty (30) days after the Company gives written notice of such termination to Employee specifying the conduct deemed to qualify as Cause, unless Employee shall, during such 30-day period, remedy the events or circumstances constituting cause to the reasonable satisfaction of the Company.

Voluntary Termination shall mean termination of employment that is voluntary on the part of the Employee but is due to:

(i) a significant reduction of the Employee's responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to the Employee of any duties inconsistent with his title, duties, or responsibilities;

(ii) a reduction in the Employee's compensation, remuneration or benefits; or

(iii) a Company-required involuntary relocation of Employee's place of residence or a significant increase in the Employee's travel requirements.

A termination shall not be considered voluntary within the meaning of this Agreement if such termination is the result of Cause, Disability, or death of the Employee.

Involuntary Termination shall mean termination of employment that is the decision of the Company for reasons other than Cause.

Change in Control shall mean:

(i) An acquisition by any Person or Group wherein that Person or Group end up beneficially owning fifty percent (50%) or more of the Company Shares Outstanding or fifty percent (50%) or more of the combined voting power of the Company. or

(ii) The approval of the shareholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction.

Stock Grant

At the Company's discretion you will be considered for discretionary stock grants determined by the Compensation Committee or in the absence of a Compensation Committee the Board of Directors.

Grants vest over three years, exerci ;able within five years of full vesting.

      Percentage of Shares
Number of Full Years                                             Vested

Less than           1 year                                                0%
 I year                                                33
2 years                                             67%
                                            3 years                                             100%

In witness hereof the parties hereto have executed this Agreement the day and year above first written.

For Company
/s/

For Employee

/s/